Exhibit 99.1

Courier Corporation Reports Strong Second Quarter - Sales, Earnings Up in Both Segments

    NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--April 13, 2006--Courier Corporation (Nasdaq: CRRC), one of America's leading book manufacturers and specialty publishers, today announced results for the quarter ending March 25, 2006, the second quarter of its 2006 fiscal year. Helped by robust sales to the education market, the company reported $57.5 million in revenues for the quarter, up 8% from last year's second-quarter sales of $53.5 million. Net income for the quarter was $4.4 million, an increase of 15% over prior-year results of $3.8 million. Net income per diluted share was $.35, up 13% from $.31 in fiscal 2005.
    For the first six months of Courier's 2006 fiscal year, net income was $8.9 million or $.71 per diluted share, up 16% from $7.6 million or $.61 per diluted share for the first half of fiscal 2005. Six-month sales for fiscal 2006 were $115.2 million, up 10% from $104.8 million in the first half of last year.
    Second-quarter and six-month results include Moore Langen, an Indiana-based printer specializing in educational book covers, acquired by the company last fall. Results also reflect Courier's adoption earlier this year of FAS 123(R), a new accounting rule requiring the expensing of stock options. This accounting change reduced second-quarter net income by approximately $200,000 in fiscal 2006 and $330,000 in fiscal 2005.
    Both of the company's operating segments reported increased sales. Book manufacturing revenues for the quarter were up 9% on higher textbook sales and the Moore Langen acquisition. Sales in Courier's specialty publishing segment were up 5%, reflecting gains at both of the segment's businesses, Dover Publications and Research & Education Association (REA).
    "It was a quarter of significant accomplishments that sets the stage for further gains in the future," said Courier Chairman and Chief Executive Officer James F. Conway III. "Our book manufacturing business continued to exploit the growth in textbook demand, with four-color sales up 33% and our second MAN Roland press in full production mode. In specialty publishing, we had our second straight quarter of year-over-year revenue gains, as Dover continued to strengthen its sales operations and REA enjoyed excellent response to its growing line of titles in teacher certification and high-stakes testing.
    "Two other achievements are also worth noting. Moore Langen, acquired last October, is now fully integrated into our book manufacturing segment and has performed very well. In addition, between a favorable sales mix in book manufacturing and the effects of last year's warehouse consolidation projects in specialty publishing, we were able to overcome dramatic increases in utility costs and improve our operating margins in both segments."

    Textbook sales drive book manufacturing growth

    Courier's book manufacturing segment had second-quarter sales of $49.4 million, up 9% from last year's second quarter. Pretax income for the segment also rose 9% in the quarter to $6.3 million, versus $5.8 million in 2005. Earnings per share rose 10% to $.33 per diluted share, versus $.30 a year ago. Gross profit in the segment rose 11% to $13.2 million, increasing as a percentage of sales to 26.6% from 26.2% in 2005. For the first six months of the fiscal year, book manufacturing sales were up 11% to $97.7 million, with pretax income up 9% to $12.5 million. Gross profit through six months rose 12% to $26.7 million, also increasing as a percentage of sales to 27.4% from 27.0% in 2005. Increasing sales volume, a favorable mix of work and productivity gains overcame utility cost increases of approximately $600,000, or $.03 per diluted share, for the second quarter, and $1.1 million, or $.06 per diluted share, on a year -to-date basis.
    The book manufacturing segment focuses on three publishing markets: education, religion, and specialty trade. Sales to the education market rose 14% in the quarter and 14% year-to-date, primarily due to growth in four-color elementary and high school textbook sales. Sales to the religious market were down 2% for both the quarter and the first six months, reflecting a decision to discontinue certain low-priced work. Sales to the specialty trade market were up 2% in the quarter, with six-month sales up 8% as a result of a few large one-time orders in the preceding quarter.
    "Textbook demand continued to drive healthy growth in our book manufacturing business," said Mr. Conway. "Fortunately, we were ready for it. Our second MAN Roland four-color press is producing excellent results. Our new McCain and Smyth sewing systems also went into operation during the quarter, which opens new opportunities for even more elementary and high school textbook business. And we continue to invest in preparation for further growth. This summer we'll be expanding the bindery at our Kendallville, Indiana plant, and later in the fall we'll be installing a third new MAN Roland four-color press. We are grateful to our publishing customers for their continued confidence in Courier's ability to deliver the quality, volume and service they need."

    Specialty publishing sales up at Dover and REA

    Courier's specialty publishing segment includes two businesses:
Dover Publications, which publishes thousands of titles spanning a broad range of niche markets, and Research & Education Association
(REA), a publisher of test preparation books, CD-ROMs and study guides. Second-quarter sales for the segment were $10.3 million, up 5% from $9.7 million in last year's second quarter. Pretax income was $1.1 million or $.05 per diluted share for the quarter, up 32% from fiscal 2005. Gross profit was 47.7% of sales, up from 47.0% a year ago, reflecting cost reductions resulting from a warehouse consolidation completed last fall.
    For the first six months, specialty publishing sales were $21.2 million, up 6% from $20.0 million last year. Six-month pre-tax income for the segment was $2.1 million, up 15% from $1.9 million in fiscal 2005. Six-month net income was $.11 per diluted share, up 22% from $.09 per diluted share last year.
    "REA had an excellent quarter, and we are encouraged by the positive response to Dover's new trade sales and marketing programs," said Mr. Conway. "With the hiring of Jay Melton as vice president of Dover sales, we expect this momentum to accelerate. Jay's highly regarded skills and deep industry knowledge will be important assets as we continue to roll out innovative, effective ways to help retailers maximize their revenues from Dover content. Between state-of-the-art technology, more efficient distribution than ever and this reinvigorated organization, we look forward to more sales growth through the remainder of 2006 and beyond."

    Outlook

    "Halfway through our fiscal year, we're pleased with our results and excited by our prospects for the rest of the year," said Mr. Conway. "Our book manufacturing business is producing outstanding work to meet escalating needs in key publishing markets. Our process management and customer service continue to set new standards, steadily raising the bar against our competition. Meanwhile, our publishing businesses are positioned to reap growing benefits from targeted product development, increasingly sophisticated marketing and the best service they've ever offered.
    "For fiscal 2006 overall, we are maintaining our earlier guidance indicating sales growth of 14% to 16% (which includes the benefit of a 53-week year in fiscal 2006), resulting in total sales of between $258 and $263 million--a record high for Courier. We also continue to expect full-year net income per diluted share to be between $1.94 and $2.04. This range represents an increase of between 16% and 22% from fiscal 2005 earnings of $1.67 per diluted share, and would also set a new company record. As stated earlier, this guidance and prior-year comparison reflect our adoption of new stock option accounting rules under FAS 123(R), which are expected to reduce fiscal 2006 earnings by approximately $.06 per diluted share and will reduce fiscal year 2005 earnings by $.10 per diluted share."

    About Courier Corporation

    Courier Corporation prints, publishes and sells books.
Headquartered in North Chelmsford, Massachusetts, Courier has two business segments, full-service book manufacturing and specialty book publishing. For more information, visit www.courier.com.

    This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words "believe," "expect," "anticipate," "intend," "estimate" and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers' demand for the company's products, including seasonal changes in customer orders, changes in raw material costs, pricing actions by competitors, consolidation among customers and competitors, success in the integration of acquired businesses, changes in operating expenses, changes in technology, difficulties in the start up of new equipment or information technology systems, changes in copyright laws, changes in tax regulations, and general changes in economic conditions, including currency fluctuations and changes in interest rates. Although the company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.



                          COURIER CORPORATION
             CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
               (In thousands, except per share amounts)

                                QUARTER ENDED       SIX MONTHS ENDED
                            ---------------------  -------------------
                             March 25,  March 26,  March 25, March 26,
                                 2006       2005       2006      2005
                            ---------- ----------  --------- ---------
 Net sales                    $57,527    $53,495   $115,211  $104,764
 Cost of sales                 39,652     37,141     78,805    71,710
                            ---------- ----------  --------- ---------
   Gross profit                17,875     16,354     36,406    33,054
 Selling and administrative
  expenses                     11,123     10,299     22,803    20,965
 Interest income, net            (100)       (42)      (248)      (69)
                            ---------- ----------  --------- ---------
     Income before taxes        6,852      6,097     13,851    12,158
 Provision for income taxes     2,459      2,272      4,971     4,531
                            ---------- ----------  --------- ---------
     Net income                $4,393     $3,825     $8,880    $7,627
                            ========== ==========  ========= =========
 Net income per diluted
  share                         $0.35      $0.31      $0.71     $0.61
                            ========== ==========  ========= =========
 Cash dividends paid per
  share                         $0.12     $0.067      $0.24    $0.133
                            ========== ==========  ========= =========
 Wtd. average diluted shares
  outstanding                  12,581     12,471     12,568    12,447

 SEGMENT INFORMATION:

 Net sales:
 ---------
 Book Manufacturing           $49,431    $45,278    $97,665   $88,201
 Specialty Publishing          10,262      9,737     21,183    20,007
 Intersegment sales            (2,166)    (1,520)    (3,637)   (3,444)
                            ---------- ----------  --------- ---------
     Total                    $57,527    $53,495   $115,211  $104,764

 Income before taxes:
 -------------------
 Book Manufacturing            $6,338     $5,834    $12,501   $11,462
 Specialty Publishing           1,064        804      2,149     1,876
 Stock based compensation        (360)      (473)      (696)     (940)
 Intersegment profit             (190)       (68)      (103)     (240)
                            ---------- ----------  --------- ---------
     Total                     $6,852     $6,097    $13,851   $12,158

 Net income per diluted share:
 ----------------------------
 Book Manufacturing             $0.33      $0.30      $0.65     $0.59
 Specialty Publishing            0.05       0.04       0.11      0.09
 Stock based compensation       (0.02)     (0.03)     (0.04)    (0.06)
 Intersegment profit            (0.01)         -      (0.01)    (0.01)
                            ---------- ----------  --------- ---------
     Total                      $0.35      $0.31      $0.71     $0.61


    Prior year shares outstanding and per share amounts have been retroactively adjusted to reflect a three-for-two stock split effected on May 27, 2005.


                          COURIER CORPORATION
           CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
                        (Dollars in thousands)

                                         March 25,  September 24,
ASSETS                                       2006           2005
------                              -------------- --------------
Current assets:
   Cash and cash equivalents              $14,302        $34,038
   Accounts receivable                     34,539         34,207
   Inventories                             29,318         25,451
   Deferred income taxes                    3,063          2,945
   Other current assets                       512            962
                                    -------------- --------------
      Total current assets                 81,734         97,603

Property, plant and equipment, net         72,556         59,115
Goodwill                                   38,706         33,255
Prepublication costs                        5,556          5,399
Other assets                                1,716          1,593
                                    -------------- --------------

      Total assets                       $200,268       $196,965
                                    ============== ==============


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
   Current maturities of long-term
    debt                                      $85            $85
   Accounts payable                         9,618         10,534
   Accrued taxes                            3,842          5,770
   Other current liabilities               12,645         14,273
                                    -------------- --------------
      Total current liabilities            26,190         30,662

Long-term debt                                383            425
Deferred income taxes                       7,211          6,398
Other liabilities                           2,796          3,020
                                    -------------- --------------

      Total liabilities                    36,580         40,505
                                    -------------- --------------

      Total stockholders' equity          163,688        156,460
                                    -------------- --------------

      Total liabilities and
       stockholders' equity              $200,268       $196,965
                                    ============== ==============


                          COURIER CORPORATION
      CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
                        (Dollars in thousands)

                                             For the Six Months Ended
                                             -------------------------
                                                March 25,    March 26,
                                                    2006         2005
                                             ------------ ------------
Operating Activities:
  Net income                                      $8,880       $7,627
  Adjustments to reconcile net income to
  cash provided from operating activities:
    Depreciation and amortization                  7,101        5,935
    Stock based compensation                         696          939
    Deferred income taxes                            748         (112)
    Changes in working capital                    (6,961)      (4,045)
    Other, net                                      (339)        (174)
                                             ------------ ------------

Cash provided from operating activities           10,125       10,170
                                             ------------ ------------
Investment Activities:
   Capital expenditures                          (11,793)      (7,933)
   Business acquisition, net of cash
    acquired                                     (14,163)           -
   Prepublication costs                           (1,600)      (1,442)
                                             ------------ ------------
Cash used for investment activities              (27,556)      (9,375)
                                             ------------ ------------
Financing Activities:
   Repayments of debt, net                           (42)         (41)
   Cash dividends                                 (2,958)      (1,610)
   Proceeds from stock plans                         695        1,065
   Excess tax benefits from stock based
    compensation                                       -          341
                                             ------------ ------------
Cash used for financing activities                (2,305)        (245)
                                             ------------ ------------
(Decrease) increase in cash and cash
 equivalents                                     (19,736)         550
Cash and cash equivalents at the beginning of
 the period                                       34,038       23,965
                                             ------------ ------------
Cash and cash equivalents at the end of the
 period                                          $14,302      $24,515
                                             ============ ============

    CONTACT: Courier Corporation
             James F. Conway III, Chairman,
             President and Chief Executive Officer
             or
             Robert P. Story, Jr.
             Senior Vice President and
             Chief Financial Officer
             (978) 251-6000
             www.courier.com